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Armchair (00:09.218)

Twenty four hours ago I sat down to eat a tuna salad, not knowing we would be having this conversation. So Garrett, thanks for doing this on incredibly short notice.

Garrett Paolella (00:19.58)
Yeah, thanks for having me on.

Armchair (00:22.144)

All right, so the hot news is Reuters reported the Goldman Sachs is acquiring NEOS for two point two five billion dollars. Is that correct?

Garrett Paolella (00:30.44)

That is correct. NEOS has entered into an agreement to join Goldman Sachs Asset Management and really excited to be here today to talk about what that means and what the plans going forward are.

Armchair (00:41.58)

All right, as an investor, I'm very interested to hear what you have to say. I currently have at last count five NEOS funds. Am I gonna notice any changes?

Garrett Paolella (00:50.918)

You won't. So the same tickers, the same team, the same NEOS brand, same investment philosophy is going to continue forward. So the same way you're buying the funds today and utilizing our products, which we appreciate, is all going to stay the same. We're just now going to have obviously the large global size and scale of Goldman behind us and help, you know, grow the business and expand it from a much more you know broader standpoint.

Armchair (01:18.314)

Okay. So I looked up Goldman deals and I saw Innovator Capital Management was a previous acquisition and I looked at their website and they still have their own website. Everything looks the same as it did before, except there's a little from Goldman Sachs in the top left-hand corner of the screen. In other words, it wasn't like they just got folded into the Goldman platform, they're still independent. They still do their own thing. Is that the intention for this deal as well?

Garrett Paolella (01:51.52)

It is. I think actually that Innovator Capital Management is a is a great way to kind of show what we're thinking here, which is same team, same brand, as we talked about, same tickers, just with that ability for Goldman to come behind with that global reach and obviously large scale infrastructure. So I think it's a great way. We see that as being obviously very successful from both of our organizations that Innovator has been able to, you know, keep that culture, keep that team and that dedicated focus.

And that's the same thing we're doing here, same team, same dedicated focus, you know,

income based products that we've offered and and we're excited. So that is something as a is a great opportunity to show what things should be for for NEOS as well.

Armchair (02:35.616)

Okay. So I mentioned this in the community and lots of questions. So we'll see how many you can answer. A question from Matt in the armchair inside a lounge. Do you anticipate any change to expense ratios for NEOS funds in the future?

Garrett Paolella (02:51.561)

We don't as of now. As we always do, we review expense ratios, cost fees, expenses, you know, vendors, et cetera. And so that's always a a constant focus. But as I was just talking about, nothing is expected to change, whether that's regarding the fees, but also the investment philosophy, the team, everything is gonna continue, you know, as NEOS has been. And so that's one big area of excitement between us and Goldman is to continue on what it is that we've been doing. And making that investor first mentality, you know, through and through. Yeah.

Armchair (03:24.066)

Yeah, and I mean that's kind of an operational detail and I appreciate it's hard for you to predict what's gonna happen far out into the future when the deal hasn't even closed yet, which we'll get to in a minute. Okay, so Walter from the Armchair Insider Lounge asks, will NEOS continue to focus on income? Because all of your funds are really about generating income using options. So anything gonna change there?

Garrett Paolella (03:48.838)

Nothing's gonna change. We're absolutely still staying with where we spend our whole careers focusing on option-based income. And so we always will stay dedicated, you know, within that space. And you know, excited obviously to continue managing the funds the way we do today, you know, but also think about new innovation and opportunities to help investors always meet where they are, you know, needing in their income investments.

Armchair (04:11.114)

Okay. Question from Paula in the Armchair Insider Lounge. You and Troy are currently partners at NEOS, so you run the show. Once you move over to Goldman, will that still be the case? Will you and Troy still be in charge of all these funds?

Garrett Paolella (04:24.933)

Absolutely. We will still be in charge of these funds. We will be managing them, the same team, same trading. The entire company will still be operating and managing the funds with obviously the support and resources of Goldman to where, you know, that you know, can be leveraged and an opportunity. But we will continue to run the business within Goldman, including all the funds, you know, in day to day.

Armchair (04:46.816)

Okay. Sam asks from the Armchair Insider Lounge, will the staff you currently have at NEOS I'm gonna guess the answer's yes, but will the staff at NEOS continue to work for the new setup? in other words, everyone who works under you and Troy, will that stay the same?

Garrett Paolella (05:09.341)

Absolutely. Full team is coming over. Everybody's staying. We're really excited about that. That was obviously important to both sides. You know, both sides have talked extensively around culture and team capabilities. And outside of always being investor first, secondarily, the entire team staying and continuing to operate, you know, and manage the business.

Armchair (05:16.738)
Mm-hmm.

Armchair (05:30.158)

They're gonna be so relieved to hear this. Now I'm kidding. I I assume.

Garrett Paolella (05:32.061)

We're excited. This is all about like the go forward. This is not about, you know, what has happened in the past. This is all about like the go forward, the same team and just building off of that to help investors, you know, get to where they are and new product innovation. We're really excited about it.

Armchair (05:42.562)
Yeah.

Armchair (05:47.939)

Yeah, I I joked, but I'm sure you had like a meeting in the lunchroom or something where you covered all of this with with the staff. Paula from the Armchair Insider Lounge asked for the competing funds, will NEOS and Goldman funds continue or will they be merged together? Because I can think of some that are fairly similar between the two companies.

Garrett Paolella (06:09.563)

Yeah, so they'll continue to operate independently, meaning we're keeping all the funds. I think for the folks who know us well and realize as an example, you know, S&P 500, we already have three different flavors, a hedged, you know, a core covered call, a boosted. Well, we feel that their products fit right in that mix as well. So this is just another ability to continue to be a solutions provider to where people can really toggle between their specific, you know, total return levels or income levels, tax efficiency.

Armchair (06:22.574)
Mm.

Armchair (06:32.087)
Mm-hmm.

Garrett Paolella (06:38.843)

And so at the end of the day, we're excited to, you know, be bringing all of the products together and continue to let investors really pick and choose what helps them meet their financial goals.

Armchair (06:49.078)

Right, that makes sense. And actually the one I was thinking of, the yields are different, so one leans a bit more towards growth, one more towards current income. So even though they compete, they're not exactly the same. When does this deal close?

Garrett Paolella (07:04.807)

So we're expecting the deal to close in the first quarter of 2027. But we will be reaching out at some point soon to be asking shareholders of the funds, you know, to vote you know for the merger to to ultimately come together. And so we think by the time that all comes, it should be right around the first quarter of 2027.

Armchair (07:27.37)

Okay, and so you mentioned a vote. that's necessary for a deal of this scale to pass through. That's hopefully just a formality, but still important. anything else that you have to do between now and Q1 of 2027?

Garrett Paolella (07:44.154)

No, nothing. Just continue to operate in NEOS and the funds how we always have and what everybody's grown to, you know, love and use our products for, which we appreciate. So everything else stays the same and you know, business as usual. Just it's just another another day, but same as yesterday.

Armchair (07:59.893)

Okay. Are there things that you can't talk about now, but you could talk about after the transaction closes?

Garrett Paolella (08:10.053)

No, I don't think so. I I think everything is out there publicly. I think the opportunity to come on today and and answer questions, you know, is something that that we of course always love to do. Wanna make sure everybody's as, you know, as prepared and understands everything that's going on. But I don't think there's anything that we can't talk about today than, you know, post the transaction closing. Except just our excitement. I mean, we're really excited about the opportunity and the ability to continue to, you know.

Armchair (08:18.2)
Mm-hmm.

Garrett Paolella (08:35.783)

Do what it is that NEOS has done and leverage, you know, bigger scale and and infrastructure to to keep innovating and helping investors meet where they are today.

Armchair (08:38.094)
Mm-hmm.

Armchair (08:45.632)

So I interview you and have done in the past many times on this channel. And your partner is Troy. So on your website, you're both listed as co-founders, right? And I've mentioned you earlier in this discussion. Just to clarify, are you and Troy the only owners or are they like silent partners or other equity holders?

Garrett Paolella (09:12.411)

Yeah, so there's a lot of other equity holders. Although we're listed as co-founders when we first started the business, we had a strong management team that's been with us for, you know, 10 plus years. There are equity holders in the business. In addition, we do have outside investors. and so there are outside institutional investors that have been in the business that have helped us along the way, you know, get to where we are in building that initial business. And so yes, that investor base is much more deep and broad than just myself and Troy, but we're the ones, you know, that initially came up with the business, you know, the investment strategies, capabilities and and pulled it all together, which is why we're listed as the co-founders.

Armchair (09:51.417)

Didn't know that. Interesting to learn. And you mentioned you came up with the idea for the business, which I think is really interesting. So I know that you worked for some large organizations in the past before you broke off and started NEOS with Troy. So I guess this is as a bit of a tangent, but has it worked out how you expected? Like when you and Troy were talking about, well, we'll quit our jobs, we'll make this company, options are the way of the future, income's very important to retirees. There's this hole in the market that we can fill. Is this what you were imagining?

Garrett Paolella (10:25.487)

It is. And the reason why it is is I in my personal opinion, right? I feel that we are giving investors new tools within their investment toolbox. And I think we're really excited about the way that has worked out to date, but even excited for what is in the future. And so our passion has always been about the investor, right? We invest in our own products. our families invest in the products. Obviously, we've built a lot of relationships with people that now invest in our in our products, but we think from our perspective that Waking up every day to focus on helping investors deliver either income needs in their portfolios or reaching retirement. Like that's what gets us excited. And I think for the ones that really know our business, you've never seen us talk about you know, any of the growth of the business from an AUM perspective. It's it's about the investors. And that always stays the same. And so that's what excites us about building this business and why we're going to continue on is because we feel that product innovation and opportunities always help investors is something we're just so passionate about.

Armchair (11:11.264)
No. Yeah.

Armchair (11:24.226)

Yeah, I sometimes bring it up, because the company's grown really well. It's it's it quite impressive. So, you know, I want to congratulate you or whatever and talk about but whenever I bring up AUM, you're not really that interested in it, which actually I quite like. So NEOS has and speaking of that, when we first talked, I don't know exactly, so don't quote me on this, but I think your AUM was about 300 million. And then it's grown to more than a billion and now tens of billions.

Goldman, by contrast, is, and that's impressive, but Goldman is so much bigger. I think their AUM for everything, and they're in a lot of different categories, is measured in trillions. Is that right? Yeah, which is difficult for the brain to understand. And I saw in the website they have over 46,000 people in the organization. So this is just a massive organization.

Garrett Paolella (12:03.869)
That's correct.

Armchair (12:17.74)

Are there any specific resources that they have that you're kind of excited to get your paws on?

Garrett Paolella (12:24.935)

For sure. I mean, listen, we're gonna be part of the Goldman Sachs Asset Management, right, division. And so I think there's over 1800 investment professionals, you know, that do everything, as you had mentioned, right? They're in all areas of institutional portfolio management, every type of product, asset class. And so I think what's exciting is the team that we've met and gotten to know well is incredibly smart. And I think there's a lot of opportunity for us to create product innovation, right, going forward. And so new ways to think about different areas of your portfolio, you know, that maybe we have not gotten to already is going to be able to be collaborated with a large group. I think outside of that is obviously operational, you know, in nature, but they're global, right? I mean, they're the asset manager, I believe, is in, you know, over 30 countries. And so for us, the ability to help expand our product offering in other geographical locations is going to be something that we're exploring. You know, and so for the folks that are not in the US.

Armchair (13:08.27)
Mm.

Armchair (13:19.781)

I didn't think about that.

Garrett Paolella (13:22.886)

That have been able to buy the US based product is great, but also the ability to think about how we can create our products in other countries for more investors is is a real exciting.

Armchair (13:33.452)

All right, so I can't remember if we talked about this on camera or off, but I asked you about expanding into other countries. Did was it correct that you expanded in you did something in Japan, is it right?

Garrett Paolella (13:44.55)

Yeah, so we do have several products listed in Japan. And so Japanese investors can gain access there. Other, usually Asian you know, based countries can buy the US ETF. But that is true. We've always wanted a global opportunity to just again meet investors where they are. And so this is another way to leverage that because they have operations in all these locations.

Armchair (14:06.476)

Yeah, so I know in Europe, so in the community there's folks from Netherlands, Germany, lots of countries that want more access to the kind of funds that your company runs. And it's difficult for them in Europe and they're so hungry for these kind of income ETFs. So if this Goldman thing helps you deliver more ETFs to Europe, I know they would be very excited about that.

Garrett Paolella (14:34.717)

That's great to hear. Certain certainly something that's on the top of the list to discuss because that's an area where we aren't today and we know it's very unique, but Goldman has the capability and is already there today. So hopefully more to come on that.

Armchair (14:47.286)

Okay. From an investor point of view, which is my point of view, I'm already starting to see, because we've discussed this in the community a little bit already, three reactions. Number one, I'm excited to see what they do, like a glass half full kind of approach. Number two, I don't like change, I don't like unknown things, glass half empty is what I'd call that. And then number three, it's gonna be the same prospectus and the same management, so this doesn't really change anything. But

I see it as three stakeholders in this. You've got Goldman, NEOS, and the shareholders. Of those three, the thing that I'm kind of thinking about this is two of them, two of the three have made a huge commitment. So Goldman is committing obviously a lot of capital and their resources, as you mentioned. NEOS is committing to keep doing what you're doing. I imagine there's in the contract, there's a lot of stipulations for you to perform, right?

Garrett Paolella (15:44.861)
Absolutely.

Armchair (15:46.541)

Yeah. So so you're making a a massive commitment to perform and continue building the the funds and and running them as you have been. And then the third group, the shareholders, we don't really have any commitment. I mean, if this deal makes NEOS funds better, then I could just buy more shares and if I don't like something, I can just sell them.

It's not like a private fund where your capital's at risk for an extended period and it's illiquid. So to me, that's the beautiful thing about in investing in liquid public markets is every day the stock market is open. We can choose to buy, sell, or hold any funds anytime, which I think is good. Now, on a personal level, I'm more glass half full and I'm excited for where this goes. But that's just kind of how I see this.

And I'm sure there'll be comments that discuss that topic. From your point of view, do you think this kind of validates that you had this idea and that it worked? In other words, I know you're not into AUM, but that is kind of a validation. But when, I mean, to me, when a brand like this comes in and makes a serious offer like this, I would see that as the ultimate validation. What do you think about that?

Garrett Paolella (17:08.283)

I agree. I mean, I think as we talk about it from an investor perspective, like this has been a growing segment. I think investors have really learned how to utilize these products as part of their portfolio construction, you know, and obviously a partnership amongst us and Goldman is really looking to expand that, right? Expand the solutions out there. and certainly they see an opportunity within active ETFs as a whole, based on obviously the innovator transaction of their other, you know, products that have active management.

And so like the ability to really focus and grow this segment of the market, you know, they equally agree with us there's a big opportunity from it, but also pure investor excitement about solutions and and helping investors really deliver the outcome that they're looking for, you know, within their portfolios.

Armchair (17:55.403)

Okay, so I just want to wrap this up with a few more thoughts. we don't have a financial relationship, meaning I don't take sponsorships from any fund managers, including NEOS. and that's just because I just I don't want that bias or even the implication of it. I don't want any pressure to have to buy or sell anything. And I want to be able to free to say, I want to be free to say whatever I want, whether it's in a newsletter or on a video or whatever.

And I knew nothing about this acquisition until 24 hours ago when I was having dinner. But in the last six months, I've sold two NEOS index funds and I've swapped them for similar funds from another fund manager. I still have five NEOS funds. and it crossed my mind that at some point, because we've done a lot of interviews, that this topic may come up and you might say, so what what gives with the selling of the two index funds?

The funny thing is the two that I swapped into are managed by Goldman Sachs, so I guess it won't be awkward.

Garrett Paolella (19:01.021)

Nope, not not awkward. Excited about the opportunity that we're coming together and continue to provide solutions now as a much bigger, broader team.

Armchair (19:08.906)

All right. I want to congratulate you on this new chapter. I think this is totally validation, by the way, for what you've done. The viewers see you answer my questions, but I get to talk to you off camera and email you questions about things and see how thoughtful and responsible and responsive you are. Like if if I email you about, you know, what happened with this dividend, why did this thing change or whatever, you're always so helpful. And I'm just a lowly YouTuber, you run funds worth tens of billions of dollars. So I really appreciate that as your company's grown, you've continued to be thoroughly professional to deal with. So at a personal level, I'm very happy for you. And then as an investor, I'm excited to see what happens next. and when you get all these fun tools to play with or access to all these resources. So I know you're busy right now, but I wanna thank you for jumping onto this with almost no notice.

Garrett Paolella (20:11.473)

Yeah, no, thank you for having me. Love coming on. Happy to do it in short notice, you know, answer as many questions as I can. So if any more come, please let me know. Happy to hop on again and and try to address any of your community's questions.

Armchair (20:25.494)

All right. Well that wraps it up for this discussion of the Goldman NEOS deal, more armchair income coming soon.

***************

The Goldman Sachs Group, Inc. (“Goldman Sachs”) has entered into an agreement to acquire Neos Investments LLC, the parent company of NEOS Investment Management, LLC (“NEOS”). NEOS serves as investment adviser for the series of NEOS ETF Trust (the “Trust,” and the series thereof, the “Funds”). In connection with the acquisition, shareholders of the Funds will be asked to approve: (1) a new investment advisory agreement between the Trust, on behalf of each Fund, and NEOS; and (2) the election of nominees to the Board of Trustees of the Trust (the “Proposals”).

The NEOS ETF Trust and its trustees, officers and nominees for trustees, NEOS and its affiliates and their officers and employees, and other persons, including Goldman Sachs and certain of its affiliates, are considered participants in the solicitation of votes (the “Participants”) in the forthcoming proxy statement. More detailed information regarding the Participants, including a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC.

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. On or about August 17, 2026, the Trust on behalf of its series (the “Funds”) will file with the SEC a preliminary proxy statement on Schedule 14A. The information in the preliminary proxy statement will not be complete and may be changed. Investors and security holders are strongly advised to read the proxy statement and the related materials on Schedule 14A that will be filed by the Trust with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the proxy statement (once it becomes available) may be obtained free of charge at www.neosfunds.com.

These materials may contain forward-looking statements relating to the business and financial outlook of the Funds that are based on the Funds' current expectations, estimates, forecasts and projections and are not guarantees of future performance. There is no assurance that a Fund will achieve its investment objective. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could causeactual results to differ materially from the forward-looking statements contained in these materials.

About the NEOS Funds

Each series of the Trust is an exchange-listed and exchange-traded fund that seeks high income through options based strategies. The Trust currently offers three groups of ETFs: equity high income ETFs, boosted high income ETFs and high income alternatives. For more information visit www.neosfunds.com.

About Goldman Sachs

Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

About Goldman Sachs Asset Management

Goldman Sachs Asset Management is the primary investing area within Goldman Sachs, delivering investment and advisory services across public and private markets for the world’s leading institutions, financial advisors, and individuals. The business is driven by a focus on partnership and shared success with its clients, seeking to deliver long-term investment performance drawing on its global network and deep expertise across industries and markets. Goldman Sachs Asset Management is a leading investor across fixed income, liquidity, equity, alternatives, and multi-asset solutions. Goldman Sachs oversees approximately $4 trillion in assets under supervision as of June 30, 2026. Follow us on LinkedIn.

Assets Under Supervision (AUS) includes assets under management and other client assets for which Goldman Sachs does not have full discretion.

About NEOS Investments

Founded in 2022, NEOS Investments offers ETFs that aim to deliver the next evolution of options strategies, where seeking income is the outcome. Built on decades of research and experience, NEOS ETFs aim to empower investors with portfolio building blocks that provide monthly income, tax efficiency, and diversification through data-driven options-based ETFs. NEOS Investments’ shareholder base includes Aretex Capital and investor Tom Lydon.

Contacts:

Goldman Sachs Media Relations

Mary Athridge

+1 212 902 5400

mary.athridge@gs.com

Goldman Sachs Investor Relations

Jehan Ilahi

+1 212 902 0300

jehan.ilahi@gs.com

NEOS Investments

neos@bursonbuchanan.com